SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 1, 2023

BROOKLINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction	(Commission File No.)	(I.R.S. employer
of incorporation)		Identification No.)

131 Clarendon Street, Boston Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

(617) 425-4600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value of $0.01 per share	BRKL	Nasdaq Global Select Market

Indicate by check mark if the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets

On January 1, 2023, Brookline Bancorp, Inc. (the “Company”) completed its previously announced acquisition of PCSB Financial Corporation (“PCSB”) pursuant to the Agreement and Plan of Merger dated as of May 23, 2022 (the “Merger Agreement”) by and between the Company and PCSB. Under the Merger Agreement, PCSB merged with and into the Company, with the Company as the surviving corporation (the “Merger”). PCSB is the holding company for PCSB Bank, and PCSB Bank will continue to operate as a separate bank subsidiary of the Company.

Pursuant to the Merger Agreement, each share of PCSB common stock outstanding at the effective time of the Merger was converted into the right to receive, at the holder’s election, either $22.00 in cash consideration or 1.3284 shares of Company common stock for each share of PCSB common stock, subject to allocation procedures to ensure that 60% of the outstanding shares of PCSB common stock will be converted to Company common stock. The total consideration payable by the Company is approximately $297,790,219 million, consisting of (i) approximately $130,523,861 million in cash and (ii) 11,820,944 shares of Company common stock valued at approximately $167,266,357 million based on the December 30, 2022 closing price of $14.15 per share.

This description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Company’s Current Report Form 8-K filed with the Securities and Exchange Commission on May 24, 2022, and is incorporated herein by reference.

Based on the final election results and the provisions of the related merger agreement, PCSB stockholders who made a valid stock election, or no election, will receive 1.3284 shares of Company common stock for each PCSB share held by them, and PCSB stockholders who made a valid cash election will receive the stock consideration for approximately 55% of their PCSB shares and cash consideration of $22.00 per share for the balance of their PCSB shares.

A copy of the press release announcing the completion of the Merger is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2023, in connection with the Merger and pursuant to the terms of the Merger Agreement, the Board of Directors of the Company was expanded to a total of 15 members and Willard I. Hill, Jr. was appointed to the Board of Directors of the Company to serve until the 2023 Annual Meeting of Stockholders of the Company and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. Hill will serve on the Audit Committee.

Mr. Hill, who served as a director of PCSB since 2017, is a retired attorney who served as Managing Director, Chief Marketing and Communications Officer and Head of Government Relations for MBIA Inc., a major financial guaranty insurance company. He previously served on MBIA’s executive management team as global Chief Compliance Officer, and separately as Head of Investor Relations. He retired from MBIA in 2013. Earlier in his career, he was president of the government deferred compensation business at ING US Financial Services (now Voya Financial) and he held senior executive positions in the legal and business divisions at Aetna, Inc.

Mr. Hill is not a party to any transactions that would be required to be disclosed under Section 404(a) of Regulation S-K. There are no family relationships between Mr. Hill, on the one hand, and any director, executive officer or any other person nominated or chosen by the Company or PCSB to become a director or executive officer, on the other.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date for which Item 2.01 of this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date for which Item 2.01 of this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Number	Description

99.1	Press Release dated January 3, 2023
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2023	BROOKLINE BANCORP, INC.

	By:	/s/ Carl M. Carlson
Carl M. Carlson
Co-President, Chief Financial & Strategy Officer